Exhibit 10.46

PERFORMANCE SHARE UNIT AGREEMENT FOR NON-U.S. PARTICIPANTS UNDER THE
CATALENT, INC.

2014 OMNIBUS INCENTIVE PLAN

(Performance Period commencing on July 1, 2016 and ending on June 30, 2019)

Pursuant to the Performance Share Unit Grant Notice for Non-U.S. Participants (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Performance Share Unit Agreement for Non-U.S. Participants (this “Performance Share Unit Agreement”), including any special terms and conditions for the Participant’s country set forth in Appendix 1 attached hereto (collectively, along with Exhibit A, this “Agreement”), and the Plan, Catalent, Inc. (the “Company”) and the Participant agree as follows.

1.Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not defined in this Agreement have the meaning set forth in the Plan or the Grant Notice, as applicable.

(a)Employment. The term “Employment” means the Participant’s employment as an employee of the Company or any of its Affiliates or Subsidiaries.

(b)Performance Period. The term “Performance Period” means the period commencing on July 1, 2016 and ending on June 30, 2019.

(c)Performance Share Unit. The term “Performance Share Unit” means a performance-based Restricted Stock Unit granted pursuant to Section 11 of the Plan.

(d)Period of Service. The term “Period of Service” means the continuous period of the Participant’s Employment up to the Termination Date, and also includes any prior period of Employment separated by: (i) any break in Employment as a result of a leave of absence authorized by the Company or by law; and (ii) any break in Employment not authorized by the Company or by law lasting twelve (12) months or less.

(e)	Plan. The term “Plan” means the 2014 Omnibus Incentive Plan, as in effect from time to time.

(f)Restrictive Covenant Violation. The term “Restrictive Covenant Violation” means the Participant’s breach of any of the Restrictive Covenants set forth in Section 10 of this Agreement or any covenant regarding confidentiality, competitive activity, solicitation of the Company’s or any of its Affiliates’ or Subsidiaries’ vendors, suppliers, customers or employees or any similar provision applicable to or agreed to by the Participant, all to the extent permitted by law.

(g)Retirement. The term “Retirement” means a Termination (other than a Termination when grounds existed for a Termination for Cause at the time thereof) initiated by the Participant that occurs on or after the date on which the sum of the Participant’s age and Period of Service (calculated in months) equals sixty-five (65) years, so long as the Participant is at least fifty-five (55) years old and provides at least six (6) months’ notice of his or her intention to retire.

(h)Termination Date. The term “Termination Date” shall mean the date upon which the Participant incurs a Termination for any reason.

2.Grant of Performance Share Units. Subject to the terms and conditions set forth in this Agreement, the Grant Notice and the Plan, for good and valuable consideration, the Company hereby grants to the Participant the EPS and RTSR Target Number of Performance Share Units provided in the Grant Notice.

3.Vesting. Subject to the terms and conditions contained in this Agreement, the Grant Notice and the Plan, the Performance Share Units shall vest as provided on Exhibit A, except as otherwise set forth in Section 6 of this Agreement. With respect to any Performance Share Unit, the period during which such Performance Share Unit remains subject to vesting requirements shall be its Restricted Period.

4.Dividend Equivalents. The Company will credit Performance Share Units with dividend equivalent payments following the payment by the Company of dividends on shares of Common Stock. The Company will provide such dividend equivalents in shares of Common Stock having a Fair Market Value per Performance Share Unit, as of the date of such dividend payment, equal to the per-share amount of such applicable dividend, and shall be payable at the same time as (and only if) the Performance Share Units are settled in accordance with Section 5 below. In the event that any Performance Share Unit is forfeited by its terms, the Participant shall have no right to dividend equivalent payments in respect of such forfeited Performance Share Units.

5.Settlement of Performance Share Units. Upon expiration of the Restricted Period with respect to any outstanding Performance Share Unit not previously forfeited in accordance with Exhibit A or Section 6 below, the Company shall issue to the Participant as soon as practicable (but no later than March 15 of the year following the year in which the Restricted Period expires) one share of Common Stock for such Performance Share Unit, and such Performance Share Unit shall be cancelled; provided, however, that the Committee may, in its sole discretion, elect to defer the issuance of such shares beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A.

6.	Treatment on Termination.

(a)Subject to clauses (b) - (d) below, if the Participant incurs a Termination prior to the Regular Vesting Date (as defined on Exhibit A), (i) the Participant’s Performance Share Units shall cease vesting and (ii) the Participant shall forfeit all unvested Performance Share Units to the Company for no consideration as of the Termination Date.

(b)Death. If the Participant incurs a Termination due to death, the EPS Target Number of Performance Share Units and the RTSR Target Number of Performance Share Units or the number of Converted RSUs (as defined on Exhibit A) to the extent applicable, shall, to the extent not then vested or previously forfeited or cancelled, become fully vested, the Restricted Period shall expire and any unvested Performance Share Units will immediately be forfeited to the Company by the Participant for no consideration.

(c)Disability/Retirement. If the Participant incurs a Termination due to Disability or Retirement, the number of Performance Share Units as determined in accordance with Exhibit A, to the extent applicable, shall, to the extent not then vested or previously forfeited or cancelled, continue to vest as provided on Exhibit A as if the Participant had continued Employment through the Regular Vesting Date, subject to the Participant’s compliance with the restrictive covenants set forth in Section 10 and the Participant’s execution, delivery and non-revocation of a waiver and release of claims in favor of the Company and its Affiliates and Subsidiaries in a form prescribed by the Company on or prior to the 60th day following the Termination Date; provided, however, in the case of a Termination due to Retirement, the number of Performance Share Units, if any, that shall vest shall be the number determined in accordance with Exhibit A and then multiplied by a fraction, the numerator of which is equal to the number of days between and including the first day of the Performance Period and the date the Participant incurs a Termination due to Retirement and the denominator of which is 1095 (the “Retirement Fraction”). Upon the Regular Vesting Date, the Restricted Period shall expire with respect to the Retirement Fraction of the Performance Share Units, and the Participant will immediately forfeit the remaining fraction of the unvested Performance Share Units to the Company for no consideration.

Notwithstanding the above, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in the Participant's jurisdiction that would cause the continued vesting of the Performance Share Units after Termination due to retirement being deemed unlawful and/or discriminatory, the unvested Performance Share Units shall be treated as set forth in the remaining provisions of this Section 6.

(d)Change in Control. In the event of a Change in Control, if the Participant incurs a Termination by the Service Recipient without Cause (other than due to death or Disability/Retirement) prior to the Regular Vesting Date, the number of Converted RSUs shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and the Restricted Period shall expire. If the Service Recipient’s Termination was a Retirement, the vesting referenced in this clause 6(d) shall be with respect to the Retirement Fraction of the number of Converted RSUs.

7.Non-Transferability. The Performance Share Units are not transferable by the Participant except to Permitted Transferees in accordance with Section 14(b) of the Plan. Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to executors, the administrators or the person or persons to whom the Performance Share Units may be transferred by will or by the laws of descent and distribution in accordance with Section 14 of the Plan, the word “Participant” shall be deemed to include such person or persons. Except as otherwise provided in this Agreement or the Plan, no assignment or transfer of the Performance Share Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right in this Agreement or the Plan whatsoever, but immediately upon such assignment or transfer the Performance Share Units shall be forfeited and become of no further effect.

8.Rights as Stockholder. The Participant or a Permitted Transferee of the Performance Share Units shall have no rights as a stockholder with respect to any share of Common Stock underlying a Performance Share Unit unless and until the Participant becomes the holder of record or the beneficial owner of such Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant becomes the holder of record or the beneficial owner thereof.

9.Repayment of Proceeds; Clawback Policy. If a Restrictive Covenant Violation occurs or the Company discovers after a Termination that grounds existed for Cause at the time thereof, then the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within ten (10) business days of the Company’s request to the Participant therefore, an amount equal to the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, the Performance Share Units and any shares of Common Stock issued in respect thereof. Any reference in this Agreement to grounds existing for a Termination for Cause shall be determined without regard to any notice period, cure period, or other procedural delay or event required prior to finding of or termination with, Cause. The Performance Share Units and all proceeds thereof shall be subject to the Company’s Clawback Policy (to comply with applicable laws or with the Company’s Corporate Governance Guidelines or other similar requirements), as in effect from time to time, to the extent the Participant is a director or “officer” as defined in Rule 16a-1(f) promulgated under the Exchange Act.

10.	Restrictive Covenants.

(a)To the extent that the Participant is a party to an employment or similar agreement with the Company or one of its Affiliates or Subsidiaries containing non-competition, non-solicitation, non- interference or confidentiality restrictions (or two or more such restrictions), those restrictions and related enforcement provisions under such agreement shall govern and the following provisions of this Section 10 shall not apply.

(b)	Competitive Activity.

To the extent a Participant lives in a jurisdiction where restrictive covenants are void as against public policy, Section 10(b) of this Agreement shall be considered deleted from and therefore not part of this Agreement.

(i)The Participant shall be deemed to have engaged in “Competitive Activity” if, during the period commencing on the Date of Grant and ending on the date that is 12 months after the Termination Date (the “Restricted Activity Period”), the Participant, whether on the Participant’s own behalf or on behalf of or in conjunction with any other Person (as defined below), directly or indirectly, violates any of the following prohibitions:

(I)During the Restricted Activity Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any individual, person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly, solicit or assist in soliciting in competition with the Company or any of its Subsidiaries or Affiliates, the business of any client or prospective client:

(1)	with whom the Participant had personal contact or dealings on behalf of the Company or any of its Subsidiaries or Affiliates during the one-year period preceding the Termination Date;

(2)
with whom employees reporting to the Participant have had personal contact or dealings on behalf of the Company or any of its Subsidiaries or Affiliates during the one-year period preceding the Termination Date; or

(3)	for whom the Participant had direct or indirect responsibility during the one-year period preceding the Termination Date.

(II)During the Restricted Activity Period, the Participant will not directly or indirectly:

(1)
engage in any business that competes with the business of the Company or any of its Subsidiaries or Affiliates, including, but not limited to, providing formulation/dose form technologies and/or contract services to

pharmaceutical, biotechnology, over-the-counter    and vitamins/minerals/supplements companies related to pre-clinical and clinical development, formulation, analysis, manufacturing and/or packaging and any other technology, product or service of the type developed, manufactured or sold by the Company or any of its Subsidiaries or Affiliates (including, without limitation, any other business that the Company or any of its Subsidiaries or Affiliates have plans to engage in as of the Termination Date) in any geographical area where the Company or any of its Subsidiaries or Affiliates conducts business (a “Competitive Business”);

(2)	enter the employ of, or render any services to, any Person (or any division or controlled or controlling Affiliate of any Person) who or which engages in a Competitive Business;

(3)
acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(4)
interfere with, or attempt to interfere with, any business relationship (whether formed before, on or after the Date of Grant) between the Company or any of its Subsidiaries or Affiliates and any customer, client, supplier, or investor of the Company or any of its Subsidiaries or Affiliates.

Notwithstanding anything to the contrary in this Agreement, the Participant may, directly or indirectly own, solely as an investment, securities of any Person engaged in any Competitive Business that are publicly traded on a national or regional stock exchange or on the over-the- counter market if the Participant (i) is not a controlling person of, or a member of a group that controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person. Any such qualifying ownership shall not be deemed to be engaging in Competitive Activity or a Restrictive Covenant Violation for purposes of this Agreement.

(III) During the Restricted Activity Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(1)	solicit or encourage any employee of the Company or any of its Subsidiaries or Affiliates to leave such Employment; or

(2)
hire any such employee who was employed by the Company or any of its Subsidiaries or Affiliates as of the Termination Date or who left such Employment coincident with, or within six (6) months prior to or after, the Termination Date; provided, however, that this restriction shall cease to apply to any employee who has not been employed by the Company or any of its Subsidiaries or Affiliates for at least six (6) months.

(IV) During the Restricted Activity Period, the Participant will not, directly or indirectly, solicit or encourage to cease to work with the Company or any of its Subsidiaries or Affiliates any consultant then under contract with the Company or any of its Subsidiaries or Affiliates.

(ii)It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 10(b) to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Participant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained in this Section 10(b).

(c)	Confidentiality.

(i)The Participant will not at any time (whether during or after the Participant’s Employment) (x) retain or use for the benefit, purposes or account of the Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company and its Affiliates and Subsidiaries (other than its professional advisors who are bound by confidentiality obligations), any non-public, proprietary or confidential information --including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)Notwithstanding anything to the contrary in Section 10(c)(i), “Confidential Information” shall not include any information that (w) is or becomes generally available to the public other than as a result of a breach of this Section 10(c); (x) is already known by the recipient of the disclosed information at the time of disclosure as evidenced by the recipient’s written records, (y) becomes available to the recipient of the disclosed information on a non- confidential basis from a source that is entitled to disclose it on a non-confidential basis, or (z) was or is independently developed by or for the recipient of the information without reference to Confidential Information, as evidenced by the recipient’s written records.

(iii)Except as required by law, the Participant will not disclose to anyone, other than the Participant’s immediate family and legal or financial or tax advisors or lender, each of whom the Participant agrees to instruct not to disclose, the existence or contents of this Agreement (unless this Agreement shall be publicly available as a result of a regulatory filing made by the Company or one of its Affiliates or Subsidiaries); provided that the Participant may disclose to any prospective future employer the provisions of Section 10 of this Agreement provided such prospective future employer agrees to maintain the confidentiality of such terms.

(iv)Upon Termination, the Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company or one of its Affiliates or Subsidiaries, except that the Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Participant is or becomes aware.

(v)Notwithstanding the foregoing, to the extent a Participant is subject to U.S. law and pursuant to 18 U.S.C. § 1833(b), the parties to this Agreement have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties to this agreement also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. 18
U.S.C. § 1833(b) states: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets where such disclosure is expressly allowed by 18 U.S.C. § 1833(b).

(d)	Equitable Relief.

Notwithstanding the remedies set forth in Section 9 above and notwithstanding any other remedy that would otherwise be available to the Company at law or in equity, the Company and the Participant agree and acknowledge that if an actual or threatened Restrictive Covenant Violation occurs, the Company will be entitled to an injunction and/or other equitable relief restraining the Participant from the Restrictive Covenant Violation without the necessity of posting a bond or proving actual damages.

11.	Tax Withholding.

(a)Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Service Recipient, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient. The Participant further acknowledges that the Company and/or the Service Recipient (1) make no representations or undertakings regarding the treatment of any Tax-Related Item in connection with any aspect of the Performance Share Units, including, but not limited to, the grant, vesting or settlement of the Performance Share Units, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividend and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Share Units to reduce or eliminate the Participant’s liability for Tax- Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax- Related Items in more than one jurisdiction.

(b)Satisfaction of Withholding Obligations. Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by any of the means described in the Plan or by such other means or method as the Committee in its sole discretion and without notice to the Participant deems appropriate.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates. If the maximum or another rate that is higher than the Participant's actual rate is used, any over-withheld amount may be refunded to the Participant in cash by the Company or the Service Recipient (with no entitlement to the Common Stock equivalent) or, if not refunded, the Participant may seek a refund from the local tax authorities. If the obligation for Tax- Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the Participant is deemed to have been issued the full number of shares of Common Stock subject to the vested Performance Share Units, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.

Finally, the Participant agrees to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

12.Notice. Every notice or other communication relating to this Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as in this Agreement provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s General Counsel, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

13.No Right to Continued Employment. Neither the Plan nor this Agreement nor the granting of the Performance Share Units that are the subject of this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any of its Affiliates or Subsidiaries. Further, the Company, or, if different, the Service Recipient, may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided in this Agreement.

14.Nature of Grant. In accepting the grant of the Performance Share Units, the Participant acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the grant of the Performance Share Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Share Units, or benefits in lieu of Performance Share Units, even if Performance Share Units have been granted in the past;

(c)all decisions with respect to future Performance Share Units or other grants, if any, will be at the sole discretion of the Company;

(d)the Performance Share Unit grant and the Participant’s participation in the Plan shall not be interpreted as forming an employment or service contract with the Company, or any Affiliate or Subsidiary;

(e)unless otherwise agreed with the Company, the Performance Share Units and the shares of common Stock subject to the Performance Share Units, and the income and value of same, are not granted as consideration for, or in connection with the service the Participant may provide as a director of an Affiliate or Subsidiary;

(f)	the Participant is voluntarily participating in the Plan;

(g)the Performance Share Units and the shares of Common Stock subject to the Performance Share Units, and the income and value of same, are not intended to replace any pension rights or compensation;

(h)the Performance Share Units and the shares of Common Stock subject to the Performance Share Units, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(i)the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Share Units resulting from a Termination (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the Performance Share Units to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company, any of its Affiliates or Subsidiaries, waives the Participant’s ability, if any, to bring any such claim, and releases the Company, its Affiliates and Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(k)unless otherwise provided in the Plan or by the Company in its discretion, the Performance Share Units and the benefits evidenced by this Agreement do not create any entitlement to have the Performance Share Units or any such benefit transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock of the Company; and

(l)the Participant acknowledges and agrees that neither the Company, nor any Affiliate or Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Performance Share Units or of any amount due to the Participant pursuant to the settlement of the Performance Share Units or the subsequent sale of any share of Common Stock acquired upon settlement.

15.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendation regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying shares of Common Stock. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

16.Data Privacy. The Participant hereby explicitly and without reservation consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other

Performance Share Unit grant material by and among, as applicable, the Service Recipient, the Company and its other Affiliates or Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Service Recipient may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, email address, social insurance number, passport or other identification number, salary, nationality, job title, any share of Common Stock or directorships held in the Company, details of all Performance Share Units or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The Participant understands that Data will be transferred to Morgan Stanley Smith Barney LLC, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipient of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, Morgan Stanley Smith Barney LLC and any other possible recipient that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendment to Data or refuse or withdraw the consents in this Section 16, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing on a purely voluntary basis the consents described in this Agreement. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s Employment and career with the Service Recipient will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant Performance Share Units or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.

17.Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, successors and, to the extent permitted, assigns or Permitted Transferees of the parties to this Agreement.

18.Waiver and Amendments. Subject to Section 13(b) of the Plan, the Committee may waive any condition or right under, amend any term of, or alter, suspend, discontinue, cancel or terminate, this Agreement, prospectively or retroactively (including after the Participant’s Termination); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Participant under this Agreement shall not to that extent be effective without the consent of the Participant. No waiver by either of the parties hereto of their rights under this Agreement shall be deemed to constitute a waiver with respect to any subsequent occurrence or transaction under this Agreement unless such waiver specifically states that it is to be construed as a continuing waiver.

19.Governing Law; Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the jurisdiction of federal and state courts located in Somerset County, New Jersey, and hereby waive any objection to proceeding in such jurisdiction, including any objection regarding an inconvenient forum.

20.Plan. The terms and conditions of the Plan are incorporated in this Agreement by reference. In the event of a conflict or inconsistency between the terms and conditions of the Plan and the terms and conditions of this Agreement, the Plan shall govern and control.

21.Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

22.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any document related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

23.Imposition of Other Requirements. The Company reserves the right to impose any other requirements on the Participant’s participation in the Plan, on the Performance Share Units and on any share of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreement or undertaking that may be necessary to accomplish the foregoing.

24.Section 409A of the Code. The Performance Share Units are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulation or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Committee determines that the Performance Share Units (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other action, as the Committee determines is necessary or appropriate either for the Performance Share Units to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

25.Appendix. Notwithstanding any term or condition in this Agreement, the Performance Share Unit grant shall be subject to any special term or condition set forth in Appendix 1 to this Performance Share Unit Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Appendix 1, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix 1 constitutes part of this Performance Share Unit Agreement.

26.Foreign Asset/Account, Exchange Control and Tax Reporting. The Participant’s country may have certain foreign asset/account, exchange control and/or tax reporting requirements, which may affect the Participant’s ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including any dividend received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant may also be required to repatriate the sale proceeds or other funds received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is his or her responsibility to be compliant with such regulations and the Participant should consult his or her personal legal advisor for further details.

27.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that he or she may be subject to insider trading restrictions and/or market abuse laws of one or more countries, that may affect his or her ability to acquire or sell shares of Common Stock or rights to shares of Common Stock (e.g., Performance Share Units) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by applicable laws). Any restrictions under these laws or regulations are separate from and in addition to any restriction that may be imposed under any applicable Company securities trading policy. The Participant is responsible for ensuring compliance with any applicable restriction and is advised to consult his or her personal legal advisor on this matter.

28.Entire Agreement; Miscellaneous. This Agreement, the Grant Notice and the Plan constitute the entire understanding between the Participant and the Company regarding the Performance Share Units. This Agreement, the Grant Notice and the Plan supersede any prior agreement, commitment or negotiation concerning the Performance Share Units. The headings used in this Agreement, including without limitation Exhibit A and Appendix 1, are for convenience only and shall not affect its interpretation.

Exhibit A to Performance Share Unit Agreement

1.Vesting. Except as otherwise expressly provided in Section 6 of the Agreement, provided the Participant has not incurred a Termination on or prior to the Regular Vesting Date, the Performance Share Units granted under the Grant Notice to which this Agreement relates shall vest upon the date on which the Committee determines and certifies, as applicable, the attainment level of both the EPS Performance Percentage and the RTSR Performance Percentage (the “Regular Vesting Date”) with respect to the period commencing on July 1, 2016 and ending on June 30, 2019 (the “Performance Period”), in each case, as of the last day of the Performance Period, which determination shall be made no later than the seventy-fifth (75th) day following the end of the Performance Period. As determined by the Committee, the number of Performance Share Units, if any, in which the Participant vests shall be equal to the sum of (a) the product of (i) the EPS Target Number of Performance Share Units (as set forth in the Grant Notice) and (ii) the EPS Performance Percentage, plus (b) the product of (i) the RTSR Target Number of Performance Share Units (as set forth in the Grant Notice) and (ii) the RTSR Performance Percentage. Upon the Regular Vesting Date, the Restricted Period shall expire and any vested Performance Share Unit shall be settled in accordance with Section 5 of the Agreement. Any Performance Share Units that do not become vested in accordance with this Exhibit A (to the extent not previously forfeited pursuant to Section 6 of the Agreement) shall, effective as of the Regular Vesting Date, be forfeited by the Participant without consideration.

2.Change in Control. Notwithstanding Section 1 of this Exhibit A, the following shall apply in connection with a Change in Control:

(a)In the event of a Change in Control prior to the last day of the Performance Period, to the extent the stock of the acquiring or successor entity is publicly traded and the Performance Shares Units are assumed, continued or substituted, the Performance Share Units shall be converted, immediately prior to the Change in Control, to a number of time-based Restricted Stock Units equal to the sum of (A) the EPS Target Number of Performance Share Units, and (B) either of the following (1) if the Change in Control occurs in the first year of the Performance Period, the RTSR Target Number of Performance Share Units, or (2) if the Change in Control occurs after the first year of the Performance Period, a number of Performance Share Units that would become eligible to vest based on the attainment level of the Relative Total Shareholder Return Performance Goal calculated as of a shortened Performance Period that ends on the date immediately preceding the date of the Change in Control (the “Converted RSUs”). The Converted RSUs shall be eligible to vest based on the Participant’s continued Employment through the Regular Vesting Date. Provided that the Participant has not incurred a Termination prior to the Regular Vesting Date, the Restricted Period with respect to the Converted RSUs shall expire upon the Regular Vesting Date and any vested Converted RSU shall be settled in accordance with Section 5 of the Agreement.

(b)In the event of a Change in Control prior to the last day of the Performance Period, to the extent the acquiring or successor entity does not assume, continue or substitute the Performance Share Units or the stock of the acquiring or successor entity is not publicly traded, the Performance Share Units shall be replaced with a right to receive, within thirty (30) days following the date of the Change in Control, a cash payment equal to the sum of (i) the product of (A) the Per Share Cash Amount, multiplied by (B) the EPS Target Number of Performance Share Units, and (ii) the product of (A) the Per Share Cash Amount, multiplied by (B) either of the following (1) if the Change in Control occurs in the first year of the Performance Period, the RTSR Target Number of Performance Share Units, or (2) if the Change in Control occurs after the first year of the Performance Period, a number of Performance Share Units that would become eligible to vest based on the attainment of the Relative Total Shareholder Return Performance Goal calculated as of a shortened Performance Period that ends on the date immediately preceding the date of the Change in Control. The “Per Share Cash Amount” for purposes of this Section 2(b) means an amount equal to the sum of (I) the average of the closing price of the Common Stock for the 20 trading days immediately preceding the date of the Change in Control and (II) any cash dividend payable on a share of Common Stock during the 20 trading-day period described in the foregoing.

(c)In the event of a Change in Control on or after the last day of the Performance Period, but prior to the settlement of such Performance Share Units in shares of Common Stock in accordance with this Agreement, the Participant shall receive whatever a stockholder of shares of Common Stock equal in number to the settlement amount (determined in accordance with Section 1 of this Exhibit A) would have been eligible to receive due to such Change in Control.

(d)Any Performance Share Unit that does not vest or become Converted RSUs, as applicable, shall immediately be forfeited without any further action by the Company or the Participant and without any payment of consideration therefor.

3.	Earning Per Share Performance Goal

For purposes of this Agreement,

“Cumulative EPS” means the sum of the EPS for each fiscal year of the Company or portion thereof in the Performance Period.

“Earnings Per Share” or “EPS” for any period means the Company’s “adjusted net income” for such period, as publicly reported by the Company, divided by the average number of fully diluted shares of Common Stock outstanding in such period, as publicly reported by the Company.

“EPS Performance Percentage” means the a percentage, as set forth in the below table, representing the performance level of attainment of the Earnings Per Share performance goal set forth in the below table.

Performance Level	Cumulative EPS	Percent Target Goal	of	EPSPerformance Percentage
Below Threshold	Below $3.10	Below 75%	0%
Threshold	$3.10	75%	50%
	Between $3.10 and $4.13		Linearly interpolate between 50% and 100%
Target	$4.13	100%	100%
	Between $4.13 and $5.16		Linearly interpolate between 100% and 200%
Maximum	$5.16 (or higher)	125%	200%

4.	Relative Total Shareholder Return Performance Goal

For purpose of this Agreement,

“Beginning Stock Price” means the average of the closing prices of the Common Stock or the shares of the Peer Group, as applicable, for the 20 trading days ending on the trading date immediately preceding the first day of the Performance Period.

“Ending Stock Price” means the average of the closing prices of the Common Stock or the shares of the Peer Group, as applicable, for the 20 trading days up to and including (if a trading day) the last day of the Performance Period.

“Peer Group” means the companies that comprise the S&P Composite 1500 Health Care Index. Companies that are members of the index at the beginning of the Performance Period that subsequently cease to be listed in the index as a result of acquisitions, mergers or combinations involving such companies shall be excluded from the Peer Group. Companies that are members of the index at the beginning of the Performance Period that subsequently file for bankruptcy during the Performance Period shall be treated as worst performers for purposes of the Relative Total Shareholder Return Performance Goal calculation.

“Relative Total Shareholder Return” or “RTSR” means the quotient equal to (i) the Ending Stock Price minus the Beginning Stock Price plus assumed reinvestment as of the ex-dividend date of ordinary and extraordinary cash dividends, if any, paid by the applicable issuer during the Performance Period, divided by (ii) the Beginning Stock Price. Total Shareholder Return expressed as a formula shall be as follows:

(Ending Stock Price - Beginning Stock Price +
Relative Total Shareholder Return    =      Assumed Dividend Reinvestment)
Beginning Stock Price

The stock prices and cash dividend payments reflected in the calculation of Total Shareholder Return shall be adjusted to reflect stock splits during the Performance Period, and dividends shall be assumed to be reinvested in the relevant issuer’s shares for purposes of the calculation of Total Shareholder Return.

“RTSR Performance Percentage” means the percentage, as set forth in the below table, representing the performance level of attainment of the Relative Total Shareholder Return Performance Goal set forth in the below table

RTSR Percentile Rank Relative to RTSR of Peer Group	Performance Level	RTSR Performance Percentage
Below 25th Percentile	Below Threshold	0%
25th Percentile	Threshold	50%
Between 25th Percentile and Median		Linearly Interpolate between 50% and 100%
Median	Target	100%
Between Median and 75th Percentile		Linearly Interpolate between 100% and 150%
75th Percentile and Above	Maximum	150%

Appendix 1

PERFORMANCE SHARE UNIT AGREEMENT FOR NON-U.S. PARTICIPANTS UNDER THE
CATALENT, INC.
2014 OMNIBUS INCENTIVE PLAN

(Performance Period commencing on July 1, 2015 and ending on June 30, 2018)

                 COUNTRY-SPECIFIC TERMS AND CONDITIONS

All capitalized terms used in this Appendix 1 that are not defined in this Appendix 1 have the meanings defined in the Plan or the Performance Share Unit Agreement. The Performance Share Unit Agreement, this Appendix 1, and Exhibit A to the Performance Share Unit Agreement are collectively the “Agreement.”

Terms and Conditions

This Appendix 1 includes additional or different terms and conditions that govern the Performance Share Units if the Participant works or resides in one of the countries listed below. The Participant understands that if the Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers Employment and/or residency after the Date of Grant or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained in this Appendix 1 shall apply to the Participant.

Notifications

This Appendix 1 also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of August 2016. Such laws are often complex and change frequently. As a result, the Participant should not rely on the information in this Appendix 1 as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Performance Share Units vest or at the time the Participant sells the shares of Common Stock.

In addition, the information contained in this Appendix 1 is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers Employment and/or residency after the Date of Grant or is considered a resident of another country for local law purposes, the information contained in this Appendix 1 may not apply to the Participant.

Argentina

Notifications

Securities Law Information. Neither the Performance Share Units nor the underlying shares of Common Stock are publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.

Foreign Asset/Account Reporting Information. The Participant must report any share of Common Stock acquired under the Plan and held by the Participant on December 31 of each year on the Participant’s annual tax return for that year. The Participant is strongly advised to consult the Participant’s personal tax advisor to ensure compliance with this tax reporting obligation.

Exchange Control Information. Following the sale of shares of Common Stock and/or the receipt of dividends, Argentine residents may be subject to certain restrictions in bringing such funds back into Argentina. The Argentine bank handling the transaction may request certain documentation in connection with the request to transfer sale proceeds into Argentina (e.g., evidence of the sale, proof of the source of the funds used to purchase such shares, etc.). The Participant must comply with any and all Argentine currency exchange restrictions, approvals and reporting requirements in connection with the vesting of the Performance Share Units, the subsequent sale of any share acquired at vesting and the receipt of any dividend paid on such share.

Please note that exchange control regulations in Argentina are subject to frequent change. The Participant should consult with his or her personal legal advisor regarding any exchange control obligation the Participant may have in connection with the Participant’s participation in the Plan.

AUSTRALIA

Australian Offer Document. The Participant understands that the offering of the Plan in Australia is intended to qualify for exemption from the prospectus requirements under Class Order 14/1000 issued by the Australian Securities and Investments Commission. Participation in the Plan is subject to the terms and conditions set forth in the Australian Offer Document and the award documentation provided to the Participant.

Terms and Conditions

Vesting. The following provisions supplement the Performance Share Unit Grant Notice and Sections 3 and 6 and Exhibit A of the Performance Share Unit Agreement:

Notwithstanding Section 6(c) of the Performance Share Unit Agreement, if the Participant incurs a Termination due to Disability or Retirement, the Target Number of Performance Share Units shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and the Restricted Period shall expire.

Data Privacy. The following provisions supplement Section 16 of the Performance Share Unit Agreement:

The Company can be contacted at 14 Schoolhouse Rd, Somerset, NJ 08873. The Service Recipient can be contacted at Catalent Australia Pty. Ltd., 217-221 Governor Road, Braeside, Victoria, Australia 3195.

The Participant’s personal information will be held in accordance with the Service Recipient’s privacy policy, a copy of which can be obtained by contacting the Service Recipient at the address indicated above. The Service Recipient’s privacy policy contains, among other things, details of how the Participant can access and seek correction of personal information held in connection with the Performance Share Units, how the Participant can complain about a breach of the Australian Privacy Principles and how the Service Recipient will deal with such a complaint.

The Participant understands and agrees that Data may be transferred to recipients located outside of Australia, including the United States and any other country where the Company has operations.

Notifications

Exchange Control Information. The Participant is responsible for reporting cash transactions inbound (e.g., the remittance of cash proceeds received upon sale of shares of Common Stock) exceeding A$10,000 and for inbound international fund transfers of any value, which do not involve an Australian bank.

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

BELGIUM

Notifications

Foreign Asset/Account Reporting Information. The Participant is required to report any security or bank account (including a brokerage account) opened and maintained outside Belgium on his or her annual tax return. In a separate report, the Participant must provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which such account was opened). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium at www.nbe.be, under the Kredietcentrales / Centrales des crédits caption.

BRAZIL

Terms and Conditions

Compliance with Law. By accepting the Performance Share Units, the Participant acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable Tax-Related Items associated with the Performance Share Units, the receipt of any dividend, and the sale of shares of Common Stock acquired under the Plan.

Nature of Grant. The following provisions supplement Section 14 of the Performance Share Unit Agreement:

In accepting the Performance Share Units, the Participant agrees that (i) he or she is making an investment decision, (i) the shares of Common Stock will be issued to the Participant only if the vesting conditions are met, and any necessary service is rendered by the Participant over the Restricted Period, and (iii) the value of the underlying shares of Common Stock is not fixed and may increase or decrease in value over the Restricted Period without compensation to the Participant.

Notifications

Exchange Control Information. If the Participant is resident or domiciled in Brazil, the Participant will be required to submit a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil annually, if the aggregate value of such assets and rights is equal to or greater than US$100,000. If the aggregate value of such assets and rights exceeds US$100,000,000, the Participant will be required to make such declarations on a quarterly basis. Assets and rights that must be reported include shares of Common Stock acquired under the Plan. Foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil.

Tax on Financial Transactions. If the Participant repatriates the proceeds from the sale of shares of Common Stock or receipt of any cash dividend and converts the funds into local currency, the Participant may be subject to the Tax on Financial Transactions.

CHINA

Terms and Conditions

The following terms and conditions will be applicable to the Participant to the extent that the Company, in its discretion, determines that the Participant’s participation in the Plan will be subject to exchange control restrictions in the People’s Republic of China (“PRC”), as implemented by the PRC State Administration of Foreign Exchange (“SAFE”).

Vesting. The following provisions supplement the Performance Share Unit Grant Notice and Sections 3 and 6 and Exhibit A of the Performance Share Unit Agreement:

Notwithstanding anything to the contrary in the Performance Share Unit Agreement, the Performance Share Units shall not vest and no share of Common Stock will be issued to the Participant unless and until all necessary exchange control or other approvals with respect to the Performance Share Units under the Plan have been obtained from SAFE or its local counterpart (“SAFE Approval”). In the event that SAFE Approval has not been obtained prior to any date on which the Performance Share Units are scheduled to vest in accordance with the Vesting Schedule set forth on Exhibit A, the Performance Share Units will not vest until the seventh day of the month following the month in which SAFE Approval is obtained (the “Actual Vesting Date”). If the Participant incurs a Termination prior to the Actual Vesting Date, the Participant shall not be entitled to vest in any portion of the Performance Share Units and the Performance Share Units shall be forfeited without any liability to the Company or its Affiliates.

Notwithstanding Section 6(c) of the Performance Share Unit Agreement, if the Participant incurs a Termination due to Disability or Retirement on or after the Actual Vesting Date, the Target Number of Performance Share Units shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and the Restricted Period shall expire.

Settlement of Performance Share Units and Sale of Shares. Notwithstanding anything to the contrary in the Plan or the Performance Share Unit Agreement, due to PRC exchange control restrictions the Participant agrees that any share of Common Stock acquired at settlement of the Performance Share Units may be immediately sold at settlement or, at the Company’s discretion, at a later time (including when the Participant terminates Employment for any reason). If, however, the sale of the shares of Common Stock is not permissible under the Company’s insider trading policy, the Company retains the discretion to postpone the issuance of the shares of Common Stock subject to the vested Performance Share Units until such time that the sale is again permissible and to then immediately sell the shares of Common Stock subject to the Performance Share Units. The Participant further agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of the shares of Common Stock (on the Participant’s behalf pursuant to this authorization), and the Participant expressly authorizes such broker to complete the sale of such shares of Common Stock. The Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of shares of Common Stock at any particular price. Upon the sale of the shares of Common Stock, the Company agrees to pay the cash proceeds from the sale, less any brokerage fee or commission, to the Participant in accordance with applicable exchange control laws and regulations and provided any liability for Tax-Related Items has been satisfied. Due to fluctuations in the share price and/or the United States Dollar exchange rate between the settlement date and (if later) the date on which the shares of Common Stock are sold, the sale proceeds may be more or less than the market value of the shares of Common Stock on the settlement date (which is the amount relevant to determining the Participant’s tax liability). The Participant understands and agrees that the Company is not responsible for the amount of any loss the Participant may incur and that the Company assumes no liability for any fluctuation in the share price and/or United States Dollar exchange rate.

Exchange Control Restrictions. The Participant understands and agrees that he or she will be required to immediately repatriate to China the proceeds from the sale of any share of Common Stock acquired under the Plan or from any cash dividend paid on such share. The Participant further understands that such repatriation of the proceeds may need to be effected through a special exchange control account established by the Company or any Affiliate or Subsidiary, and the Participant hereby consents and agrees that the proceeds may be transferred to such account by the Company (or its designated broker) on the Participant’s behalf prior to being delivered to the Participant. The Participant also acknowledges and understands that there may be a delay between the date the shares of Common Stock are sold and the date the cash proceeds are distributed to the Participant. The Participant also agrees to sign any agreement, form and/or consent that may be reasonably requested by the Company (or the Company’s designated broker) to effectuate such transfers.

The proceeds may be paid to the Participant in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to the Participant in U.S. dollars, the Participant understands that he or she will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to the Participant in local currency, (i) the Participant acknowledges that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions, and (ii) the Participant agrees to bear any currency fluctuation risk between the time the shares of Common Stock are sold or dividends are paid and the time the proceeds are converted to local currency and distributed to the Participant. The Participant agrees to comply with any other requirement that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Notifications

Foreign Asset/Account Reporting Information. Effective from January 1, 2014, PRC residents are required to report to SAFE details of their foreign financial assets and liabilities, as well as details of any economic transaction conducted with non-PRC residents, either directly or through financial institutions. Under these rules, the Participant may be subject to reporting obligations for the Performance Share Units and/or the shares of Common Stock acquired under the Plan and any Plan-related transaction. The Participant should consult his or her personal legal advisor regarding the details of this reporting obligation.

FRANCE

Terms and Conditions

Type of Performance Share Units. The Performance Share Units are not granted as “French-qualified” awards and are not intended to qualify for the special tax and social security treatment applicable to shares granted for no consideration under Sections L. 225-197 to L. 225-197-6 of the French Commercial Code, as amended.

Consent to Receive Information in English. By accepting the Performance Share Units, the Participant confirms having read and understood the documents related to the Performance Share Units (the Plan and the Agreement) which were provided in the English language. The Participant accepts the terms of these documents accordingly.

Consentement Relatif à l'Utilisation de la Langue Anglaise. En acceptant l’Attribution, le Participant confirme avoir lu et compris les documents relatifs à cette Attribution (le Plan et le Contrat d'Attribution) qui ont été remis en langue anglaise. Le Participant accepte les termes de ces documents en conséquence.

Notifications

Foreign Asset/Account Reporting Information. The Participant is required to report all foreign accounts (whether open, current or closed) to the French tax authorities when filing his or her annual tax return. Additional monthly reporting obligations may apply if the Participant's foreign account balances exceed €1,000,000. Failure to complete these reports trigger penalties for the French resident Participant. The Participant should consult his or her personal legal advisor regarding the details of this reporting obligation.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported electronically to the German Federal Bank (Bundesbank). In the case of payments made or received in connection with securities (including proceeds realized upon the sale of shares of Common Stock), the report must be made by the 5th day of the month following the month in which the payment was made or received. The form of the report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. The Participant understands that if the Participant makes or receives a payment in excess of this amount, the Participant is responsible for complying with applicable reporting requirements.

ITALY

Terms and Conditions

Data Privacy. This provision replaces Section 16 of the Performance Share Unit Agreement:

The Participant understands that the Service Recipient, the Company and any other Affiliate and Subsidiary may hold certain personal information about the Participant, including, the Participant’s name, home address and telephone number, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any share of

Common Stock or directorships held in the Company, details of the Performance Share Units or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Personal Data”) and will process such data for the exclusive purpose of implementing, managing and administering the Plan.

The Participant also understands that providing the Company with Personal Data is mandatory for compliance with local law and necessary for the performance of the Plan and that the Participant’s refusal to provide such Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan. The Controllers of personal data processing are Catalent, Inc., 14 Schoolhouse Road, Somerset, NJ 08873, and Catalent Italy, SpA, Via Nettunense KM 20, 100 04011 Aprilia (LT), Italy, which is also the Company’s representative in Italy for privacy purposes pursuant to Legislative Decree no 196/2003.

The Participant understands that Personal Data will not be publicized, but it may be accessible by the Service Recipient and its internal and external personnel in charge of processing of such Personal Data and by the Personal Data Processor (the “Processor”), if any. An updated list of Processors and other transferees of Personal Data is available upon request from the Service Recipient. Furthermore, Personal Data may be transferred to Morgan Stanley Smith Barney LLC, Service Recipient and any bank, other financial institution or broker involved in the management and administration of the Plan. The Participant understands that the Company and/or its Affiliates and Subsidiaries will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and that the Company and/or its Affiliates and Subsidiaries may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to Morgan Stanley Smith Barney LLC or another third party with whom the Participant may elect to deposit any share of Common Stock acquired under the Plan. Such recipients may receive, possess, use, retain and transfer the Personal Data in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that these recipients may be located in or outside the European Economic Area in such countries as in the United States that may not provide the same level of protection as intended under Italian data privacy laws. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete the Participant’s Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

The Participant understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of the Participant’s Personal Data abroad, including outside of the European Economic Area, as specified in the Agreement and pursuant to applicable laws and regulations, does not require the Participant’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. The Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Participant has the right to, including but not limited to, access, delete, update, ask for rectification of the Participant’s Personal Data and estop, for legitimate reason, the Personal Data processing.

Furthermore, the Participant is aware that the Participant’s Personal Data will not be used for direct marketing purposes. In addition, the Personal Data provided can be reviewed and questions or complaints can be addressed by contacting the Participant’s human resources department.

Plan Document Acknowledgement. By accepting the Performance Share Units, the Participant acknowledges that (a) the Participant has received the Plan and the Agreement; (b) the Participant has reviewed those documents in their entirety and fully understands the contents thereof; and (c) the Participant accepts all provisions of the Plan and the Agreement. The Participant further acknowledges that the Participant has read and specifically and expressly approves, without limitation, the following sections of the Performance Share Unit Agreement: “Treatment on Termination”; “Non-Transferability”; “Repayment of Proceeds; Clawback Policy”; “Restrictive Covenants”; “Tax Withholding”; “No Right to Continued Employment”; “Nature of Grant”; “No Advice Regarding Grant”; “Data Privacy” as replaced by the above provision; “Waiver and Amendments”; “Governing Law; Venue”; “Electronic Delivery and Acceptance”; “Imposition of Other Requirements”; and “Appendix.”

Notifications

Foreign Asset/Account Reporting Information. If, at any time during the fiscal year, the Participant holds foreign financial assets (including cash and/or shares of Common Stock) which may generate income taxable in Italy, the Participant is required to report these assets on his or her annual tax return (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to the Participant if the Participant is the beneficial owner of foreign financial assets under Italian money laundering provisions.

Foreign Asset Tax Information. The value of the financial assets held outside of Italy by Italian residents is subject to a foreign asset tax. Beginning in 2014, such tax is levied at an annual rate of 2 per thousand (0.2%). The taxable amount will be the fair market value of the financial assets (e.g., shares of Common Stock) assessed at the end of the calendar year. The Participant is responsible for complying with any reporting and/or payment obligation that may arise in connection with this tax.

JAPAN

Notifications

Foreign Asset/Account Reporting Information. If the Participant holds assets (e.g., shares of Common Stock acquired under the Plan, proceeds from the sale of shares of Common Stock and, possibly, Performance Share Units) outside of Japan with a value exceeding ¥50,000,000 as of December 31 of any calendar year, the Participant is required to report such to the Japanese tax authorities by March 15th of the following year. The Participant should consult with his or her personal tax advisor regarding the details of this reporting obligation.

SINGAPORE

Notifications

Securities Law Information. The Performance Share Units are granted pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that the Performance Share Units are subject to section 257 of the SFA and the Participant will not be able to make (i) any subsequent sale of the shares of Common Stock in Singapore or (ii) any offer of such subsequent sale of the shares of Common Stock in Singapore, unless such sale or offer is made (i) after six months from the Date of Grant, or (ii) pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

Chief Executive Officer and Director Notification Requirement. The Chief Executive Officer (“CEO”), directors, associate directors and shadow directors1 of a Singaporean Affiliate or Subsidiary are subject to certain notification requirements under the Singapore Companies Act and must notify the Singaporean Affiliate or Subsidiary in writing of an interest (e.g., Performance Share Units, shares of Common Stock, etc.) in the Company or any related company within two business days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., when the shares of Common Stock are sold), or (iii) becoming the CEO, or a director (if such an interest exists at the time).

SWITZERLAND

Notifications

Securities Law Information. The offer of the Performance Share Units is considered a private offering in Switzerland and is therefore not subject to securities registration in Switzerland. Neither this document nor any other material relating to the Performance Share Units constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any other material relating to the Performance Share Units may be publicly distributed nor otherwise made publicly available in Switzerland.

UNITED KINGDOM

Terms and Conditions

Form of Settlement. Notwithstanding any discretion contained in the Plan or anything to the contrary in the Performance Share Unit Agreement, the Performance Share Units are payable in shares of Common Stock only.

Tax Withholding. The following provisions supplement Section 11 of the Performance Share Unit Agreement:

If payment or withholding of the income tax due in connection with the Performance Share Units is not made within ninety (90) days of the end of the tax year in which the taxable event occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by the Participant to the Service Recipient, effective on the Due Date. The Participant agrees that the loan will bear interest at the official rate of Her Majesty’s Revenue and Customs (“HMRC”) and will be immediately due and repayable by the Participant, and the Company and/or the Service Recipient may recover it at any time thereafter by any of the means referred to in Section 11 of the Performance Share Unit Agreement.

1 A shadow director is an individual who is not on the board of directors of a company but who has sufficient control so that the board of directors acts in accordance with the “directions or instructions” of the individual.

Notwithstanding the foregoing, if the Participant is an executive officer or director of the Company (within the meaning of Section 13(k) of the Exchange Act), the Participant shall not be eligible for a loan to cover the income tax due as described above. Instead, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and National Insurance contributions may be payable. The Participant acknowledges that the Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self- assessment regime and for paying the Company or the Service Recipient (as applicable) for the value of any employee National Insurance contributions due on this additional benefit. The Participant further acknowledges that the Company or the Service Recipient may recover such amounts from the Participant by any of the means referred to in Section 11 of the Performance Share Unit Agreement.

Joint Election. As a condition of the Participant’s participation in the Plan, the Participant agrees to accept any liability for secondary Class 1 National Insurance contributions which may be payable by the Company and/or the Service Recipient in connection with the Performance Share Units and any event giving rise to Tax-Related Items (the “Service Recipient’s Liability”). Without limitation to the foregoing, the Participant agrees to execute the following joint election with the Company (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and to execute any other consents or elections required to accomplish the transfer of the Service Recipient’s Liability to the Participant. The Participant further agrees to execute such other joint elections as may be required between the Participant and any successor to the Company and/or the Service Recipient. The Participant further agrees that the Company and/or the Service Recipient may collect the Service Recipient’s Liability from him or her by any of the means set forth in Section 11 of the Performance Share Unit Agreement.

If the Participant does not enter into the Joint Election prior to the vesting of the Performance Share Units or any other event giving rise to Tax-Related Items, he or she will not be entitled to vest in the Performance Share Units or receive any benefit in connection with the Performance Share Units unless and until he or she enters into the Joint Election and no shares of Common Stock or other benefit pursuant to the Performance Share Units will be issued to the Participant under the Plan, without any liability to the Company and/or the Service Recipient.

URUGUAY

There are no country-specific provisions.